SEALE AND BEERS, CPAs
PCAOB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of The Alkaline Water Company Inc of our report dated June 30, 2014 on our audit of the financial statements of The Alkaline Water Company Inc as March 31, 2014 and March 31, 2013, and the related statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2014 and March 31, 2013, and from inception on June 19, 2012 through March 31, 2014 and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
October 16, 2014

50 S. Jones Blvd, Suite 201 - Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351